PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
November 1, 2012		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS THIRD QUARTER 2012
DILUTED EPS OF $0.34 AND BOOK VALUE PER COMMON SHARE OF $10.31

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income available to common shareholders of $18.4 million, or $0.34 per diluted common share for the third quarter of 2012 versus $18.8 million, or $0.35 per diluted common share, for the second quarter of 2012 and $1.5 million, or $0.04 per diluted common share, for the third quarter of 2011.
Third Quarter 2012 Highlights

•	Book value per common share was $10.31 at September 30, 2012 versus $9.66 at June 30, 2012 and $9.20 at December 31, 2011.

•	Annualized return on average common equity was 13.6% during the third quarter of 2012 compared to 14.3% for the second quarter of 2012.

•	Net interest spread was 2.00% for the third quarter of 2012 versus 2.18% for the second quarter of 2012 and 2.43% for the third quarter of 2011.

•
Interest earning assets were $4,316.2 million at September 30, 2012. Average interest earning assets for the third quarter of 2012 were $3,729.1 million versus $3,339.5 million for the second quarter of 2012 and $2,494.7 million for the third quarter of 2011. As of September 30, 2012, RMBS assets were $2,814.3 million and CMBS assets were $1,423.3 million. On an actual invested capital basis, approximately 39% of the Company's shareholders' capital is invested in RMBS with the balance in CMBS, cash and other assets.

•	Issued 2.3 million shares of 8.50% Series A Preferred Stock for net proceeds of $55.4 million after expenses.

•	Net interest income was $19.1 million for the third quarter of 2012 versus $19.0 million in the second quarter of 2012 and $14.6 million in the third quarter of 2011.

•	Gain on sale of investments, net during the third quarter of 2012 was $3.5 million which includes $3.3 million from the sale of $15.0 million in non-Agency CMBS and $56.1 million in Agency RMBS.

•
The investment portfolio (excluding CMBS interest only securities, or IOs) prepaid at a constant prepayment rate, or CPR, of 18.7% for the third quarter of 2012 versus 16.0% for the second quarter of 2012.

•	Dividend per common share for the third quarter of 2012 was $0.29 for an annualized dividend yield of 11.7% based on the October 31, 2012 closing stock price of $9.92.

•	Overall leverage was 6.1 times equity capital at September 30, 2012 the same as at June 30, 2012. Average leverage during the quarter was an estimated 5.9 times equity capital.

As previously announced, the Company's quarterly conference call to discuss the third quarter results is today at 10:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-877-317-6789 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
Commenting on the Company's results for the quarter, Mr. Thomas Akin, Chairman and Chief Executive Officer, stated, "We are very pleased with the consistency of our results in this challenging investment environment. Book value increased by almost 7% during the third quarter as all fixed income assets appreciated on the back of QE3.  And while QE3 has supported our existing portfolio book value, it has reduced the expected returns we are seeing in our investment opportunity set. However, our diversified investment strategy and our significant holdings of prepayment protected commercial mortgage securities should dampen the effects of lower yields in the coming months. Additionally, our hybrid strategy affords us the flexibility to pursue opportunities in both the agency and non-Agency universe, where we continue to see pockets of value, particularly in CMBS. During the third quarter, we issued our Series A Preferred Stock at an attractive 8.5% coupon and we were very patient in adding assets with the new capital. As a result, our average earning assets were lower than target for the quarter.  Currently, we are at our portfolio target size and may increase the investment portfolio modestly in the fourth quarter principally from reducing the amount of capital we hold against our Agency ARM portfolio.   In summary, we were able to generate solid results for the third quarter while retaining balance sheet flexibility."
Results of Operations
Net interest income was $19.1 million for the third quarter of 2012, relatively unchanged from the $19.0 million in net interest income for the second quarter of 2012. While average interest earning investments increased to $3,729.1 million for the third quarter of 2012 versus $3,339.5 million for the second quarter of 2012, the Company was modestly under invested during the quarter. In addition, the net interest spread for the third quarter of 2012 declined to 2.00% versus 2.18% for the second quarter of 2012.
Net interest spread for the third quarter of 2.00% is the difference between the yield on the Company's interest-earning investment portfolio of 3.12% and the cost of funds of 1.12%. For the second quarter of 2012 the yield on the Company's interest-earning investments was 3.29% and its cost of funds was 1.11%. The net interest spread declined sequentially in the third quarter due primarily to the decline of 0.17% in the yield on interest-earning assets, principally from a higher percentage of Agency RMBS during the third quarter which are lower yielding investments. The Company's repurchase agreement borrowing costs also increased during the quarter by 0.04% which was partially offset by a decline in the average cost of interest rate swaps by 0.03%.
Gain on sale of investments, net for the third quarter of 2012 of $3.5 million includes $3.3 million from the sale of MBS. Of this amount, $2.1 million relates to the sale of $56.1 million in Agency RMBS that were collateralized by reverse mortgage loans and $1.2 million relates to the sale of $15.0 million in mezzanine non-Agency CMBS bonds from the Freddie K Multifamily Program.
Financial Condition

The Company's investment portfolio was $4,316.2 million at September 30, 2012 versus $3,628.2 million at June 30, 2012. The Company has increased its Agency MBS investments to $3,650.7 million at September 30, 2012 from $2,979.0 million at June 30, 2012 and increased its non-Agency MBS investments to $586.9 million at September 30, 2012 from $559.0 million at June 30, 2012. During the third quarter the Company concentrated its purchases in Agency Hybrid ARMs and Agency CMBS IO. Agency MBS investments increased as a percentage of the Company's investment portfolio from 82% at June 30, 2012 to 84% at September 30, 2012.
Byron L. Boston, President and Chief Investment Officer commented, "Consistent with our investment philosophy we were selective in adding assets during the quarter as we looked for pockets of opportunity in CMBS and better value in Hybrid ARMs. We sold certain securities which were not part of our core strategy or which had reached a price where we felt like the assets were fully valued relative to their expected future cash flow. We may continue to selectively sell assets in future periods given continued strong asset prices. From a prepayment standpoint, our Agency RMBS performance was generally in-line with expectations. We are aware of the risk from QE3 and HARP activities, but we believe that our forecasted prepayment speeds for our Agency RMBS incorporates this risk. While our overall premium on our investment portfolio is $750.4 million as of September 30, 2012, only $145.9 million relates to Agency RMBS which has exposure to prepayments. The remaining $604.5 million is primarily related to CMBS which have some form of prepayment protection intended to discourage the borrower from prepayment or compensate us if the loan does prepay. In addition, from a shareholders' capital allocation perspective, approximately 39% of our capital is invested in RMBS with the balance in CMBS, cash and other assets."
Agency MBS Investments
The following table presents the Company's Agency MBS portfolio by category and certain other information as of and for the three months ended September 30, 2012:

	As of September 30, 2012					Quarter ended September 30, 2012
($ in thousands)	Principal Balance (notional for IOs)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
RMBS	$2,627,300	$145,908	$2,773,208	$2,800,095	3.73%	2.15%
CMBS	289,726	21,898	311,624	335,064	5.20%	3.66%
CMBS IO	9,251,338	508,326	508,326	515,513	0.96%	4.93%
Total (1)	$2,917,026	$676,132	$3,593,158	$3,650,672		2.63%
(1) Total for Principal Balance excludes notional amount of IO securities.
(2) Weighted average yield is based on weighted average amortized cost for the quarter.

The Company's Agency RMBS investments consist of ARMs and Hybrid ARMs and have a weighted average months to coupon reset of 55 months. The Company's Agency CMBS investments consist of fixed rate securities collateralized by multifamily loans and have a weighted average maturity of 98 months.

The following table summarizes average yield and financing costs for the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended September 30, 2012	Quarter ended June 30, 2012	Quarter ended September 30, 2011
Weighted average annualized yield for the period	2.63%	2.75%	3.11%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.90)%	(0.88)%	(0.81)%
Net interest spread for the period	1.73%	1.87%	2.30%
Average balance of investments for the period	$3,109,770	$2,755,376	$2,067,614
Average balance of financing for the period	$(2,815,949)	$(2,466,672)	$(1,880,890)
The weighted average annualized yield on Agency MBS for the quarter ended September 30, 2012 declined 0.10% from the quarter ended June 30, 2012 primarily from the addition of lower yielding Hybrid ARMs to the portfolio and the downward reset of interest rates on ARMs that adjusted during the quarter. Premium amortization on Agency RMBS during the third quarter of 2012 was $9.5 million, or 0.39% of the average amortized cost of Agency RMBS for the third quarter versus $8.4 million, or 0.38% of the average amortized cost for Agency RMBS for the second quarter of 2012.
The following table presents the average constant prepayment rates for the Company's Agency RMBS and CMBS for the periods presented (CMBS IOs are not presented as CPRs are not available for IOs):

	Quarter ended September 30, 2012	Quarter ended June 30, 2012	Quarter ended March 31, 2012	Quarter ended December 31, 2011
RMBS	23.4%	20.8%	21.4%	25.4%
CMBS	—%	—%	—%	—%
Total	20.9%	18.3%	18.4%	21.5%
Non-Agency MBS Investments
The following table presents the Company's non-Agency MBS portfolio by category and certain other information as of and for the three months ended September 30, 2012:

	As of September 30, 2012					Quarter ended September 30, 2012
($ in thousands)	Principal Balance (notional for IOs)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
RMBS	$15,007	$(812)	$14,195	$14,241	4.38%	5.63%
CMBS	452,975	(18,006)	434,969	475,282	4.64%	5.72%
CMBS IO	2,252,064	93,096	93,096	97,408	0.69%	5.39%
Total (1)	$467,982	$74,278	$542,260	$586,931		5.67%
(1) Total Principal Balance excludes notional amount of IO securities.
(2) Weighted average yield is based on weighted average amortized cost for the quarter.

The following table summarizes average yield and financing costs for the Company's non-Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended September 30, 2012	Quarter ended June 30, 2012	Quarter ended September 30, 2011
Weighted average annualized yield for the period	5.67%	6.05%	6.05%
Weighted average annualized cost of funds including interest rate swaps for the period	(2.58)%	(2.55)%	(2.96)%
Net interest spread for the period	3.09%	3.50%	3.09%
Average balance of investments for the period	$533,536	$472,106	$300,750
Average balance of financing for the period	$(427,487)	$(381,826)	$(254,438)
The decline in net interest spread for non-Agency MBS for the third quarter of 2012 compared to the second quarter of 2012 was primarily due to a lower weighted average coupon earned on securities purchased during the third quarter of 2012.
Information related to the credit ratings for the Company's non-Agency MBS as of September 30, 2012 is as follows:

	RMBS	CMBS	IOs	Weighted average
AAA	79.2%	33.7%	98.0%	45.5%
AA	1.2%	9.8%	2.0%	8.3%
A	0.5%	55.2%	—%	44.7%
Below A or not rated	19.1%	1.3%	—%	1.5%
Securitized Mortgage Loans
Securitized mortgage loans had an amortized cost basis, net of reserves, of $77.7 million and a principal balance of $77.4 million with $34.4 million principal in commercial mortgage loans and $43.0 million principal in single-family mortgage loans at September 30, 2012. Seriously delinquent loans (loans 60+ days past due) totaled $3.4 million as of September 30, 2012 versus $4.4 million at June 30, 2012 and $18.4 million as of December 31, 2011. As of September 30, 2012, the allowance for loan losses for the Company's securitized mortgage loan portfolio decreased to $0.4 million compared to $1.6 million at June 30, 2012 and $2.5 million at December 31, 2011.
Hedging Activities
As of September 30, 2012, the Company had a notional total of $1.5 billion in pay-fixed interest rate swaps with a weighted average rate of 1.53% and a weighted average remaining maturity of 43 months. Of this amount, $275.0 million with a weighted average pay-fixed rate of 1.62% are forward-starting swaps which become effective in 2013. Additionally, $27.0 million of the Company's $1.5 billion of interest rate swaps are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 53 months and are intended to offset market value changes of Agency CMBS with a par value at September 30, 2012 of $26.0 million which are also designated as trading instruments.
Shareholders' Equity

Shareholders' equity increased to $617.9 million at September 30, 2012 from $525.1 million at June 30, 2012 and $371.3 million at December 31, 2011. Book value per common share increased to $10.31 at September 30, 2012 from $9.66 at June 30, 2012 and $9.20 at December 31, 2011. The increase in shareholders' equity from June 30, 2012 to September 30, 2012 was due primarily to net proceeds received of $55.4 million from the Series A Preferred Stock issued in the third quarter of 2012 as well as the net increase in accumulated other comprehensive income of $34.4 million from improved market values on investments. In addition, net income of $18.4 million for the three months ended September 30, 2012 exceeded $16.6 million in common stock and preferred stock dividends declared as the Company utilized a portion of its tax net operating loss carryforwards to offset its distribution requirement. The increase in book value per common share largely resulted from the increase in accumulated other comprehensive income and the excess of earnings over dividends declared as noted above.
The following table summarizes the allocation of the Company's shareholders' equity as of September 30, 2012 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	3Q12 Net Interest Income Contribution	2Q12 Net Interest Income Contribution
Agency RMBS	$2,800,095	$2,560,779	$239,316	38.7%	$8,125	$8,561
Agency CMBS	335,064	225,880	109,184	17.7%	1,501	1,658
Agency CMBS IO	515,513	407,683	107,830	17.5%	3,584	2,494
Non-Agency RMBS	14,241	11,042	3,199	0.5%	176	188
Non-Agency CMBS	475,282	381,937	93,345	15.1%	3,903	3,768
Non-Agency CMBS IO	97,408	76,818	20,590	3.3%	681	966
Securitized mortgage loans (2)	77,748	50,695	27,053	4.4%	999	1,298
Other investments (2)	896	—	896	0.1%	21	75
Derivative instruments(3)	—	46,496	(46,496)	(7.5)%	—	—
Cash and cash equivalents	34,723	—	34,723	5.6%	—	—
Other assets/other liabilities	54,060	25,769	28,291	4.6%	—	—
	$4,405,030	$3,787,099	$617,931	100.0%	$18,990	$19,008

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest expense from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company is actively investing in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	September 30, 2012	December 31, 2011
ASSETS	(unaudited)
Agency MBS	$3,650,672	$1,965,159
Non-Agency MBS	586,931	421,096
Securitized mortgage loans, net	77,748	113,703
Other investments, net	896	1,018
	4,316,247	2,500,976
Cash and cash equivalents	34,723	48,776
Principal receivable on investments	20,374	13,826
Accrued interest receivable	22,091	12,609
Other assets, net	11,595	6,006
Total assets	$4,405,030	$2,582,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,670,972	$2,093,793
Payable for securities pending settlement	12,567	—
Non-recourse collateralized financing	31,295	70,895
Derivative liabilities	46,496	27,997
Accrued interest payable	2,381	2,165
Accrued dividends payable	16,582	11,307
Other liabilities	6,806	4,687
Total liabilities	3,787,099	2,210,844

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 and no shares issued and outstanding, respectively	55,407	—
Common stock, par value $.01 per share, 100,000,000 shares authorized; 54,368,714 and 40,382,530 shares issued and outstanding, respectively	544	404
Additional paid-in capital	759,647	634,683
Accumulated other comprehensive income (loss)	55,890	(3,255)
Accumulated deficit	(253,557)	(260,483)
Total shareholders' equity	617,931	371,349
Total liabilities and shareholders’ equity	$4,405,030	$2,582,193

Book value per common share	$10.31	$9.20

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Agency MBS	$19,677	$14,898	$54,784	$41,660
Non-Agency MBS	7,577	4,442	22,452	11,963
Securitized mortgage loans	1,299	1,773	4,330	5,953
Other investments	21	30	405	97
	28,574	21,143	81,971	59,673
Interest expense:
Repurchase agreements	9,166	5,305	23,673	13,493
Non-recourse collateralized financing	308	1,278	1,043	3,856
	9,474	6,583	24,716	17,349

Net interest income	19,100	14,560	57,255	42,324
Provision for loan losses	(110)	(300)	(170)	(750)
Net interest income after provision for loan losses	18,990	14,260	57,085	41,574

Litigation settlement and related costs	—	(8,240)	—	(8,240)
(Loss) gain on non-recourse collateralized financing	—	(1,970)	—	(1,970)
Gain on sale of investments, net	3,480	581	6,418	1,323
Fair value adjustments, net	(36)	(662)	(129)	(657)
Other income, net	(177)	(102)	350	84
General and administrative expenses:
Compensation and benefits	(1,699)	(1,106)	(5,276)	(3,447)
Other general and administrative	(1,391)	(1,229)	(3,959)	(3,261)
Net income	19,167	1,532	54,489	25,406
Preferred stock dividends	(814)	—	(814)	—
Net income to common shareholders	$18,353	$1,532	$53,675	$25,406

Weighted average common shares:
Basic	54,367	40,353	52,752	37,973
Diluted	54,368	40,353	52,752	37,974
Net income per common share:
Basic	$0.34	$0.04	$1.02	$0.67
Diluted	$0.34	$0.04	$1.02	$0.67
Dividends declared per common share	$0.29	$0.27	$0.86	$0.81